Exhibit 99.1

FORM OF INSTRUCTIONS AS TO USE OF PROVECTUS BIOPHARMACEUTICALS, INC.

SUBSCRIPTION RIGHTS CERTIFICATES

Please consult Maxim Group, LLC, the Dealer-Manager for the Rights Offering,

Broadridge Corporate Issuer Solutions, Inc., the Subscription and Information Agent,

or your bank or broker as to any questions.

The following instructions relate to a rights offering (the “Rights Offering”) by Provectus Biopharmaceuticals, Inc., a Delaware corporation (“Provectus”), to the holders of record of its common stock, $0.001 par value (the “Common Stock”), as described in Provectus’s prospectus dated [            ], 2017 (the “Prospectus”). Each holder of record of Common Stock and each holder of Provectus’s class of warrants with an exercise price of $0.85 per share expiring June 19, 2020 (“Listed Warrants”) at the close of business on [            ], 2017 (the “Record Date”) will receive, at no charge, a non-transferable subscription right (the “Subscription Right”) for every 20 shares of Common Stock and every 20 Listed Warrants held or deemed to be held at the Record Date.

Subscription Rights exercisable into an aggregate of [            ] Units of Provectus (“Units”) are being distributed in connection with the Rights Offering. Each Unit is comprised of four shares of Common Stock and one-half a share of Series C Convertible Preferred Stock (“Preferred Stock”). Each whole Subscription Right is exercisable, upon payment of $[        ] in cash (the “Subscription Price”), to purchase one Unit (the “Basic Subscription Right”). In addition, each Subscription Right also carries the right to subscribe at the Subscription Price for additional Units that are not purchased by other holders pursuant to their Basic Subscription Right (to the extent available, and subject to proration) (the “Over-Subscription Privilege”). A holder is entitled to exercise an Over-Subscription Privilege only if the holder fully exercises the Basic Subscription Right. If the Rights Offering is oversubscribed (after taking into account all Over-Subscription requests), we may increase the size of the Rights Offering, in our sole discretion, by up to 20%, and we will allocate such increased amount pro rata among our stockholders and holders of Listed Warrants who exercise both their Basic Subscription Right and their Over-Subscription Privilege. See “The Rights Offering” in the Prospectus.

No fractional Subscription Rights or cash in lieu thereof will be issued or paid. Fractional Subscription Rights will be rounded down to the nearest whole number.

The Subscription Rights will expire at 5:00 p.m., Eastern Time, on [            ], 2017, unless extended (the “Expiration Date”). If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. Provectus will not be required to issue shares to you if the Subscription Agent receives your Subscription Rights Certificate or your subscription payment after that time. Provectus has the option to extend the Rights Offering in its sole discretion, although it does not presently intend to do so; provided, however, that Provectus may not extend the expiration date of the Rights Offering by more than 30 days past the original expiration date. Provectus may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Expiration Date. If Provectus elects to extend the Rights Offering, Provectus will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date of the Rights Offering. You may revoke your exercise of your Subscription Rights at any time before the Expiration Date of the Rights Offering, as may be extended, by following the procedures set forth in the section of the Prospectus entitled “The Rights Offering—Revocation Rights.” Any funds remitted to the Subscription Agent will be promptly returned to the holder upon proper revocation.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Subscription Rights Certificate and returning the Subscription Rights Certificate with your payment to the Subscription Agent in the envelope provided.

The Preferred Stock has a seven percent (7%) per annum dividend until the second anniversary of the date of issuance payable in kind and is convertible into shares of our common stock at a conversion ratio of eight (8) shares of common stock for each share of Preferred Stock held at the time of conversion, subject to adjustment. Holders of the Preferred Stock are also entitled to certain royalties and payments upon a fundamental transaction or liquidation of Provectus as described in the Prospectus. See “Description of Securities—Preferred Stock—Series C Convertible Preferred Stock Issuable in the Rights Offering” in the Prospectus.

Provectus may, in its sole discretion, reduce the Subscription Price by up to 20%. On this form you may elect to receive either (i) proportionally more Units based on the payment amount Provectus received from you in connection with the exercise of your Subscription Rights, or (ii) an amount in cash equal to the difference between your total payment amount at the original Subscription Price and the payment amount that would have been due for the number of Units for which you subscribed at the reduced Subscription Price in the event Provectus reduces the Subscription Price. If you elect to receive cash in lieu of additional Units, Provectus will remit such payment within 10 business days after the expiration date of the Rights Offering, without interest or deduction.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE. PAYMENT OF THE SUBSCRIPTION PRICE OF ALL SUBSCRIPTION RIGHTS EXERCISED, INCLUDING SUBSCRIPTION RIGHTS PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED, OR WHICH ARE EXERCISED AND REVOKED, PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE. IN CASE YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER OR NOMINEE BY WHEN YOU MUST DELIVER YOUR INSTRUCTION.

1. Subscription Rights. To exercise Subscription Rights, complete your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO PROVECTUS. The method of delivery of the Subscription Rights Certificate and the payment of the Subscription Price to the Subscription Agent is at your election and risk. Subscription Rights Certificates and payments must be received by the Subscription Agent prior to the Expiration Date. If you send your Subscription Rights Certificate and payment by mail, then they should be sent by registered mail, properly insured, to arrive before the Expiration Date. If more Units are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, additional Units will be allocated pro rata among holders and subject to ownership limitations, as described in the Prospectus. The Subscription Rights are non-transferable, and may not be sold, transferred, assigned or given away to anyone.

2. Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the (i) clearance of an uncertified personal check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Provectus Biopharmaceuticals, Inc.,” (ii) receipt of a certified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Provectus Biopharmaceuticals, Inc.,” or (iii) receipt of a wire transfer of immediately available funds directly to the account maintained by Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at US Bank, ABA: 123000848, International/Swift code: USBKUS44IMT, Account Number: 153910728465, FFC: Broadridge FBO Provectus, FFC: a/c 153911230024, with reference to the name of the Subscription Rights holder. Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the Subscription Price by uncertified personal check, then you should make payment sufficiently in advance of the Expiration Date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the expiration date, Provectus urges you to consider payment by means of certified or cashier’s check or wire transfer. It is highly recommended that if you intend to pay the Subscription Price by personal check, then your subscription payment should be received by the Subscription Agent well before the Expiration Date. If your personal check does not clear before the Expiration Date, then you will not receive any Units, and Provectus’ only obligation will be to return your subscription payment, without interest or deduction.

3. Contacting the Subscription Agent or Dealer Manager. The address and telephone number of the Subscription Agent are shown below. Delivery to an address other than shown below does not constitute valid delivery.

By Mail:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717

By Hand Delivery or Overnight Courier Excluding USPS:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Telephone: (844) 695-1509 (toll free) or (720) 414-6879

If you have other questions or need assistance, please contact the dealer-manager for the Rights Offering:

Maxim Group LLC

405 Lexington Avenue

New York, New York 10174

Attention Syndicate Department

Email: syndicate@maximgrp.com

Telephone: (212) 895-3745

4. Partial Exercises; Effect of Over- and Under-Payments. If you exercise less than all of the Subscription Rights evidenced by your Subscription Rights Certificate, the Subscription Agent will issue to you a new Subscription Rights Certificate evidencing the unexercised Subscription Rights. However, if you choose to have a new Subscription Rights Certificate sent to you, you may not receive any such new Subscription Rights Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby. If you do not indicate the number of Units to be subscribed for on your Subscription Rights Certificate, or if you indicate a number of Units that does not correspond with the aggregate Subscription Price payment you delivered, you will be deemed to have subscribed for the maximum number of Units that may be subscribed for, under both the Basic Subscription Right and the Over-Subscription Privilege, for the aggregate Subscription Price you delivered. If the Subscription Agent does not apply your full Subscription Price payment to your purchase of Units, then the Subscription Agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the Expiration Date. If you subscribe for fewer than all of the Units represented by your Subscription Rights Certificate, then the unexercised Subscription Rights will become null and void on the Expiration Date.

5. Pre-Funded Warrants. If your subscription for Units in the Rights Offering may result in the your beneficial ownership of more than 4.99% of our outstanding common stock following the consummation of the Rights Offering, and you do not wish to exceed that ownership threshold, you may elect to receive a Pre-Funded Warrant to purchase one share of common stock in lieu of any share of common stock underlying the Units for which you have subscribed in excess of such threshold. Each Pre-Funded Warrant will have an exercise price of $0.0025, and the subscription price per Unit for any such electing investors will be reduced to $        (which equals the Subscription Price for the other Units sold in the Rights Offering, less the $0.0025 exercise price for each Pre-Funded Warrant).

You may make an election to receive Pre-Funded Warrants in lieu of common stock, to the extent that your beneficial ownership would otherwise be above the ownership threshold. If you intend to do so, in addition to making your election on your Subscription Rights Statement, we ask that you contact the dealer-manager for the Rights Offering as follows:

Maxim Group LLC

405 Lexington Avenue

New York, New York 10174

Attention Syndicate Department

Email: syndicate@maximgrp.com

Telephone: (212) 895-3745

6. Deliveries to holders. The following deliveries and payments to you will be made to the address shown on the face of your Subscription Rights Certificate:

(a) Basic Subscription Right. The shares of Common Stock and Preferred Stock that are purchased pursuant to the valid exercise of Basic Subscription Rights to purchase Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock or Listed Warrants. The Subscription Agent will arrange for the issuance of the Common Stock and Preferred Stock as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock or Listed Warrants in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

(b) Over-Subscription Privilege. The shares of Common Stock and Preferred Stock that are purchased pursuant to the valid exercise of Over-Subscription Privileges to purchase additional Units will also be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock or Listed Warrants. The Subscription Agent will arrange for the issuance of the Common Stock and Preferred Stock as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock or Listed Warrants in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

(c) Pre-Funded Warrants. If you elect to receive any Pre-Funded Warrants, the Subscription Agent will arrange for the issuance of the Pre-Funded Warrants as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. All Pre-Funded Warrants will be issued in physical forms.

(d) Excess Payments. If you exercised your Over-Subscription Privilege and are allocated less than all of the Units for which you wished to oversubscribe, then your excess Subscription Price payment for Units that were not allocated to you will be returned by the Subscription Agent to you by mail, without interest or deduction, as soon as practicable after the Expiration Date.

7. Execution.

(a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution by Person Other Than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

8. Method of Delivery. The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to and receipt by the Subscription Agent prior to the Expiration Date.

9. Revocation Rights. If you exercise any of your Basic Subscription Rights or Over-Subscription Privilege, you may revoke such exercise at any time before the Expiration Date of the Rights Offering, as may be extended, by following the instructions set forth in the section of the Prospectus entitled “The Rights Offering—Revocation Rights.” Any funds remitted to the Subscription Agent will be promptly returned to the holder upon proper revocation.

10. Special Provisions Relating to the Exercise of Subscription Rights through the Depository Trust Company. In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised pursuant to the Subscription Right by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Unit subscribed for. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and Provectus as to the aggregate number of Subscription Rights that have been exercised, and the number of Units that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. In the event such certification is not delivered in respect of a Subscription Rights Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Over-Subscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner. If you wish to make an election to receive Pre-Funded Warrants, your bank, broker or other nominee will require additional information from you, including instructions for any issuance of Pre-Funded Warrants, which will be issued in physical form.

11. Questions and Request for Additional Materials. For questions regarding the Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, please contact the dealer-manager for the Rights Offering as follows:

Maxim Group LLC

405 Lexington Avenue

New York, New York 10174

Attention Syndicate Department

Email: syndicate@maximgrp.com

Telephone: (212) 895-3745

Or the Information Agent as follows:

Broadridge Corporate Issuer Solutions, Inc.

(844) 695-1509 (toll free)

(720) 414-6879 (toll number)